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                                                                     Exhibit 3.1

                           THIRD AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                ONVIA.COM, INC.

     Pursuant to RCW 23B.10.070 of the Washington Business Corporation Act, the following Third Amended and Restated Articles of Incorporation of Onvia.com, Inc. (the "Corporation") are hereby submitted for filing:
           -----------

                                   ARTICLE I

     The name of this corporation is Onvia.com, Inc. (the "Corporation").
                                                           -----------

                                   ARTICLE II

     (A) Authorized Capital.  The Corporation is authorized to issue two classes
         ------------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock."
                                          ------------       ---------------
The total number of shares which the Corporation is authorized to issue is ninety-eight million (98,000,000) shares, without par value. Seventy-five million (75,000,000) shares shall be Common Stock and twenty-three million (23,000,000) shares shall be Preferred Stock.

     (B) Rights, Preferences and Restrictions of Preferred Stock.  The Preferred
         -------------------------------------------------------
Stock authorized by these Third Amended and Restated Articles of Incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist
                                     ------------------------
of twelve million (12,000,000) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of eight
                     ------------------------
million (8,000,000) shares. The third series of Preferred Stocks shall be designated "Series C Preferred Stock" and shall consist of three million
            ------------------------
(3,000,000) shares. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are as set forth below in this Article II(B). The Corporation's board of directors ( the "Board of Directors") is
                                                    ------------------
hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in certificates of determination or the Corporation's articles of incorporation ("Protective Provisions"), but notwithstanding any other rights of
                ---------------------
the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari
                                                                       ----
passu with (including, without limitation, inclusion in provisions with respect
-----
to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares
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constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          1.  Dividend Provisions.
              -------------------

          (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock, the holders of Series B Preferred Stock and the holders of Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of (i) Ten and One-Half Cents ($0.105) per share per annum on each outstanding share of Series A Preferred Stock, (ii) Thirty-One Cents ($0.31) per share per annum on each outstanding share of Series B Preferred Stock and (iiv) One Dollar and Twenty-Three Cents ($1.23) per annum on each outstanding share of Series C Preferred Stock, or, in each case if greater (as determined on a per annum basis and on an as-converted basis), an amount equal to any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) paid on any other outstanding shares of the Corporation, payable annually when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

          2.  Liquidation.
              -----------

          (a) In the event of any liquidation, dissolution or winding up (the occurrence of which is subject to the provisions of Article II (B)(6) below) of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to Thirteen Dollars and Seventy-One Cents ($13.71) per share (the "Series C Purchase Price") for
                                               -----------------------
each share of Series C Preferred Stock then held by such holders, plus declared but unpaid dividends thereon, if any. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (b) Preference. Upon the completion of the distributions required by
              ----------
section 2(a) above and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to Three Dollars and Forty-Three

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and Seventy-Eight One Hundredths Cents ($3.4378) per share (the "Series B
                                                                 --------
Purchase Price") for each share of Series B Preferred Stock then held by such
--------------
holders, plus declared but unpaid dividends thereon, if any. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (c) Upon the completion of the distributions required by Section 2(b) above and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to One Dollar and Sixteen and Nine Thousand One Hundred Fifty-Five Ten Thousandths Cents ($1.169155) per share (the "Series A Purchase Price") for
                                                  -----------------------
each share of Series A Preferred Stock then held by such holders, plus declared but unpaid dividends thereon, if any. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (d) Remaining Assets.  Upon the completion of the distributions
              ----------------
required by Section 2(a) (c) above and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to shareholders, if any, shall be distributed among the holders of the Common Stock.

          (e)  Certain Acquisitions.
               --------------------

               (i) Deemed Liquidation.  For purposes of this Section 2, a
                   ------------------
liquidation, dissolution or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of; provided, however, that this Section 2(e)(i) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation.

               (ii) Valuation of Consideration.  In the event of a deemed
                    --------------------------
liquidation as described in Section 2(e)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed to be its fair market value. Unless otherwise set forth

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in a definitive merger agreement, reorganization agreement, stock purchase agreement, asset purchase agreement or the like relating to such transaction, any securities shall be valued as follows:

                         (A) Securities not subject to investment letter or
other similar restrictions on free marketability:

                             (1) If traded on a securities exchange or The
Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                             (2) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                             (3) If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                         (B) The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(e)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                    (iii)  Notice of Transaction.  The Corporation shall give
                           ---------------------
each holder of record of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the shareholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                    (iv) Effect of Noncompliance.  In the event the requirements
                         -----------------------
of this Section 2(e) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such time as the requirements of this Section 2 have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(e)(iii) hereof.

          3.  Redemption.  Neither the Series A Preferred Stock nor the Series B
              ----------
Preferred Stock nor the Series C Preferred Stock is redeemable.

          4.  Conversion.  The holders of the Series A Preferred Stock, the
              ----------
holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion
                                                              ----------
Rights"):
------

              (a) Right to Convert.  Subject to Section 4(c), each share of
                  ----------------
Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Series A Purchase Price by the Series A Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion in the case of the Series A Preferred Stock, (ii) the Series B Purchase Price by the Series B Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion in the case of the Series B Preferred Stock and
(iii) the Series C Purchase Price by the Series C Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion in the case of the Series C Preferred Stock. The initial Series A Conversion Price per share shall be One Dollar Sixteen and Nine Thousand One Hundred and Fifty-Five Ten Thousandths Cents ($1.169155). The initial Series B Conversion Price per share shall be Three Dollars and Forty-Three and Seventy-Eight One Hundredths Cents ($3.4378). The initial Series C Conversion Price per share shall be Thirteen Dollars and Seventy-One Cents ($13.71). Such initial Series A Conversion Price, initial Series B Conversion Price and initial Series C Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

              (b) Automatic Conversion.  Each share of Series A Preferred Stock,
                  --------------------
Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Price, Series B Conversion Price, or Series C Conversion Price as applicable, at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), the public
                                                   --------------
offering price of which is not less than Twenty Dollars and Fifty-Seven Cents ($20.57) per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and which results in aggregate gross cash proceeds to the Corporation of Thirty Million Dollars ($30,000,000) or (ii) the date specified by written consent or agreement of the holders of eighty percent (80%) of the then outstanding shares of Series B Preferred Stock.

              (c) Mechanics of Conversion.  Before any holder of Series A
                  -----------------------
Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock as applicable, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock as applicable, shall not be deemed to have converted such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, until immediately prior to the closing of such sale of securities.

          (d) Conversion Price Adjustments of Preferred Stock for Certain
              -----------------------------------------------------------
Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Series
-------------------------------------------
A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be subject to adjustment from time to time as follows:

              (i) Issuance of Additional Stock below Purchase Price .  If the
                  --------------------------------------------------
Corporation shall issue, after the date upon which any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock were first issued (the "Purchase Date" with respect to such series), any Additional
                   -------------
Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

                  (A) Adjustment Formula.  Whenever the Conversion Price is
                      ------------------
adjusted pursuant to this Section (4)(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding Common") plus the number of
                                         ------------------
shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term "Outstanding Common" shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

              (B) Definition of "Additional Stock".   For purposes of this
                  --------------------------------
Section 4(d)(i), "Additional Stock" shall mean any shares of Common Stock or
                  ----------------
securities convertible into shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than

                   (1) Common Stock issued pursuant to a transaction described in Section 4(d)(ii) hereof;

                   (2) Shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan unanimously approved by the Board of Directors;

                   (3) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions;

                   (4) Shares of Common Stock or Preferred Stock issuable upon exercise of warrants outstanding as of the date of these Third Amended and Restated Articles of Incorporation;

                   (5) Capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors;

                   (6) Shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

                   (7) Shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be converted to Common Stock; and

                   (8) Shares of Common Stock issued or issuable with the affirmative vote of at least eighty percent (80%) of the then outstanding shares of Preferred Stock, voting together as a class.

              (C) No Fractional Adjustments.  No adjustment of the Conversion
                  -------------------------
Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be made in an amount less than One Cent ($0.01) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

          (D) Determination of Consideration.  In the case of the issuance of
              ------------------------------
Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

          (E) Deemed Issuances of Common Stock.  In the case of the issuance
              --------------------------------
(whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i):

              (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

              (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D).

              (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

              (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

              (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or 4(d)(i)(E)(4).

          (F) No Increased Conversion Price.  Notwithstanding any other
              -----------------------------
provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

      (ii) Stock Splits and Dividends.  In the event the Corporation should
           --------------------------
at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration
                ------------------------
by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time.

          (iii)  Reverse Stock Splits.  If the number of shares of Common Stock
                 --------------------
outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

     (e)  Other Distributions.  In the event the Corporation shall declare a
          -------------------
distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

     (f) Recapitalizations.  If at any time or from time to time there
         -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock, and the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

     (g) No Impairment.  The Corporation will not, by amendment of these
              -------------
Third Amended and Restated Articles of Incorporation (except in accordance with
Section 6 hereof and applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

     (h) No Fractional Shares and Certificate as to Adjustments.
         ------------------------------------------------------

          (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred

Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

     (i) Notices of Record Date.  In the event of any taking by the
         ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

     (j) Reservation of Stock Issuable Upon Conversion.  The Corporation shall
         ---------------------------------------------
at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

     (k) Notices.  Any notice required by the provisions of this Section 4 to
         -------
be given to the holders of shares of Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          5.  Voting Rights.  The holders of each share of Series A Preferred
              -------------
Stock, Series B Preferred Stock and Series C Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the Corporation (the "Bylaws"), and shall be entitled to vote, together with
                      ------
holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          6.  Protective Provisions.
              ---------------------

              (a) So long as at least one million (1,000,000) shares of Series A Preferred Stock, at least one million (1,000,000) shares of Series B Preferred Stock are outstanding and at least one million (1,000,000) shares of Series C Preferred Stock are outstanding (in each case as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of (i) the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class and (ii) the holders of at least a majority of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a combined class:

                  (i)  effect a transaction described in Section 2(e)(i) above;

                  (ii) increase or decrease (other than by repurchase by the Corporation or conversion) the total number of authorized shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

                  (iii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Preferred Stock, the Series B Preferred Stock or Series C Preferred Stock with respect to voting, dividends, conversion or upon liquidation;

                    (iv)  pay any dividend to holders of the Common Stock;

                    (v) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock or Series B Preferred Stock so as to affect adversely the shares of such series;

                    (vi) increase the number of authorized directors comprising the Board of Directors to greater than seven (7); or

                    (vii) issue more than one million seven hundred eighty-seven thousand four hundred four (1,787,404) shares of Series C Preferred Stock without approval of at least six (6) members of the Board of Directors.

              (b) The provisions of this Section 6 are specifically intended to reduce the voting requirements otherwise prescribed under RCW 23B.10.030, 23B.11.030, and 23B.12.020, in accordance with RCW 23B.07.270.

          7.  Status of Converted Stock.  In the event any shares of  Preferred
              -------------------------
Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. These Third Amended and Restated Articles of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

     (C)  Common Stock.
          ------------

          1.  Dividend Rights.  Subject to the prior rights of holders of all
              ---------------
classes of stock at the time outstanding having prior rights as to dividends and subject to Section 6(a)(v) of this Article II, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.  Liquidation Rights.  Upon the liquidation, dissolution or winding
              ------------------
up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article II(B).

          3.  Redemption.  The Common Stock is not redeemable; provided,
              ----------
however, that the Company's repurchase of shares of its capital stock pursuant to agreements approved by the Board of Directors shall not be deemed "redemptions" and shall be allowed.

          4.  Voting Rights.  The holder of each share of Common Stock shall
              -------------
have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                        ARTICLE III.  PREEMPTIVE RIGHTS

     No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this Corporation.

                         ARTICLE IV.  CUMULATIVE VOTING

     The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this Corporation.

                      ARTICLE V.  ACTION BY MAJORITY VOTE

     To the maximum extent permitted under RCW Ch. 23B, this Corporation's shareholders may take action by the affirmative vote of a simple majority of all shareholders of this Corporation entitled to vote on an action. This Article V is specifically intended to reduce the voting requirements otherwise prescribed under RCW 23B.10.030, 23B.11.030, and 23B.12.020, in accordance with RCW 23B.07.270.

                             ARTICLE VI.  DIRECTORS

     The number of directors of this Corporation shall be determined in the manner provided by the Bylaws and, subject to Section 6(a)(vi) of Article II, may be increased or decreased from time to time in the manner provided therein.


                              ARTICLE VII.  BYLAWS

     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this Corporation, subject to the power of the shareholders to amend or repeal such Bylaws. The shareholders shall also have the power to amend or repeal the Bylaws and to adopt new Bylaws.

             ARTICLE VIII.  AMENDMENTS TO ARTICLES OF INCORPORATION

     Subject to Article II(B)(6) above this Corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by law, and the rights of the shareholders of this Corporation are granted subject to this reservation.

             ARTICLE IX.  ACTION BY SHAREHOLDERS WITHOUT A MEETING

     To the maximum extent permitted under RCW Ch. 23B, any action required or permitted to be taken at any meeting of this Corporation's shareholders may be taken without a meeting or a vote if either:

     (a) the action is taken by all of this Corporation's shareholders entitled to vote on the action; or

     (b) so long as this Corporation is not a public company, the action is taken by this Corporation's shareholders holding of record, or otherwise entitled to vote, in the aggregate no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.

     To the extent prior notice is required by law, any advance notice required by statute to be given to nonconsenting shareholders of this Corporation shall be made at least one business day prior to the effectiveness of the action, or such longer period as required by law. The form of this notice shall be sufficient to appraise the nonconsenting shareholders of this Corporation of the nature of the action to be effected, in a manner approved by the Board of Directors or by the committee or officers to whom the Board of Directors has delegated that responsibility.

                  ARTICLE X.  LIMITATION OF DIRECTOR LIABILITY

     A director of this Corporation shall not be personally liable to this Corporation or its shareholders for monetary damages for conduct as a director, except for:

     (a) Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

     (b) Conduct violating RCW 23B.08.310 (which involves certain distributions by this Corporation);

     (c) Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

     If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

                   ARTICLE XI.  INDEMNIFICATION OF DIRECTORS

     This Corporation shall indemnify its directors to the full extent permitted by the Washington Business Corporation Act now or hereafter in force. However, such indemnity shall not apply on account of:

     (a) Acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

     (b) Conduct of the director finally adjudged to be in violation of RCW 23B.08.310; or

     (c) Any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

     This Corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate directors' resolution or contract. The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made. No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                            [Signature page follows]

     The undersigned, as President and Chief Executive Officer of Onvia.com, Inc., executes these Third Amended and Restated Articles of Incorporation this 17th day of December 1999.


                              ONVIA.COM, INC.,
                              a Washington corporation



                              By:  /s/ Glenn Ballman
                                   ------------------------------------
                                       Glenn Ballman
                                       President and Chief Executive Officer

                             CERTIFICATE OF OFFICER

                                       OF

                                ONVIA.COM, INC.


          Pursuant to the provisions of RCW 23B.10.070, the Third Amended and Restated Articles of Incorporation of Onvia.com, Inc., a Washington corporation (the "Corporation"), are hereby submitted for filing.
      -----------

          1.  The name of record of the Corporation is Onvia.com, Inc.

          2. The Second Amended and Restated Articles of Incorporation of the Corporation are amended and restated in their entirety and replaced with the Third Amended and Restated Articles of Incorporation of Onvia.com, Inc. (the "Restated Articles") in the form attached hereto as Exhibit A .
------------------                                  ---------

          3. The Restated Articles were approved by the Board of Directors on December 15, 1999 and by the shareholders of the Corporation on December 16, 1999.

          IN WITNESS WHEREOF, the undersigned certifies that he is the President and Chief Executive Officer of the Corporation and has executed these Third Amended and Restated Articles of Incorporation of Onvia.com, Inc. this 17th day of December 1999.


                                 ONVIA.COM, INC.,
                                 a Washington corporation


                                 By:  /s/ Glenn Ballman
                                      ----------------------------------------
                                      Glenn Ballman
                                      President and Chief Executive Officer